Exhibit 10.1

AXIALL CORPORATION

EXECUTIVE OFFICER AND KEY EMPLOYEE SEVERANCE PLAN

Axiall Corporation, a Delaware corporation (the “Company”), has adopted this Axiall Corporation Executive Severance Plan (the “Plan”), dated as of December 9, 2013, for the benefit of its executives, on the terms and conditions hereinafter stated.

1. Defined Terms. For purposes of the Plan, the following terms shall have the meanings indicated below:

1.1 “Annual Base Salary” means a Participant’s annual base salary at the rate in effect immediately prior to a Qualifying Termination.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Cause” means any of the following: (i) any activity as an employee, principal, agent, or consultant for another entity that competes, directly or indirectly, with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct or indirect responsibility during the last five years of his or her employment with the Company or any Subsidiary in any territory in which the Company or any Subsidiary manufactures, sells, markets, services, or installs such product, service, system, or business activity; (ii) the solicitation of any employee of the Company or any Subsidiary to terminate his or her employment with the Company or such Subsidiary; (iii) the disclosure to any person not employed by or serving as a director of the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business, in each case without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and/or its Subsidiaries, acquired by the Participant either during employment with the Company or any Subsidiary or while acting as a consultant for the Company or any Subsidiary; (iv) the failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company or any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate, whether in the United States or in other countries; or (v) any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

1.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.5 “Committee” means the Leadership Development & Compensation Committee of the Board.

1.6 “Company” means Axiall Corporation, a Delaware corporation.

1.7 “Date of Termination” shall have the meaning provided in Section 7 hereof.

1.8 “Disability” means disability, as determined under the Company’s long-term disability plan.

1.9 “Executive Officer” means an active, full-time executive officer of the Company, as designated from time to time by the Board.

1.10 “Good Reason” means any of the following, without the Participant’s written consent: (i) a material diminution in the Participant’s Annual Base Salary; (ii) a material diminution in the Participant’s authority, duties, or responsibilities, or (iii) a relocation of the Participant’s place of employment to a location more than 150 miles from the location of such employment on the date of such attempted relocation; provided, however, that a termination by the Participant shall not constitute termination for

Good Reason unless the Participant shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than sixty (60) days after the initial occurrence of such event).  Good Reason shall not include the Participant’s death or Disability. The Participant’s employment must be terminated by the Participant for Good Reason within ninety (90) days after the occurrence of an event of Good Reason.  A resignation by the Participant for Good Reason effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).

1.11 “Key Employee” shall mean any employee of the Company who is not an Executive Officer and who is designated from time to time by either the Committee or the Company’s Chief Executive Officer as a Participant in the Plan.

1.12 “Participant” shall mean any Executive Officer designated from time to time by the Committee as a Participant in the Plan and any Key Employee designated from time to time by either the Committee or the Company’s chief executive officer as a Participant in the Plan.

1.13 “Plan” means this Axiall Corporation Executive Officer and Key Employee Severance Plan, as such plan may be amended from time to time.

1.14 “Qualifying Termination” means the Participant’s termination of employment with the Company either by the Company without Cause or by the Participant for Good Reason.  For the avoidance of doubt, in no event shall a Participant be deemed to have experienced a Qualifying Termination under this Plan as a result of:   (i) the Participant’s death or Disability; (ii) any termination of employment with the Company that results in the Participant being eligible to receive severance benefits under the Company’s Executive and Key Employee Change of Control Severance Plan; or (iii) any termination of employment with the Company that results in the Participant being eligible to receive severance benefits under any severance arrangement provided for in any separate agreement between the Participant and the Company, where the severance benefits provided for under such agreement are more favorable to the Participant than the Severance Benefits provided to the Participant under this Plan.

1.15 “Severance Benefits” shall have the meaning provided in Section 4 hereof.

1.16 “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

1.17 “Target Bonus” means a Participant’s target payment under the Company’s short term cash incentive plan for the year in which the Qualifying Termination occurs.

2. Effectiveness of the Plan. This Plan became effective on January 1, 2014.

3. Administration. Subject to Section 13.2 hereof, the Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in the Plan.

4. Qualifying Termination Severance Benefits. Subject to the terms and conditions hereof, upon a Participant’s Qualifying Termination, the Participant shall receive the following benefits (collectively, the “Severance Benefits”):

(i)                                     a cash payment equal to the sum of  the Participant’s Annual Base Salary and  the Participant’s Target Bonus, multiplied by the factor set forth in the table in Exhibit A, payable in a single lump sum within sixty (60) days following the Date of Termination;

(ii)                                  for eighteen (18) months following the Date of Termination (the “COBRA Reimbursement Period”), monthly payments of an amount equal to the excess of (i) the COBRA cost of such coverage over (ii) the amount that Participant would have had to pay for such coverage if he had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that (A) if the Participant becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to the Participant’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the COBRA Reimbursement Period shall only run for the period during which the Participant is eligible to elect health coverage under COBRA and timely elects such coverage; (C) nothing herein shall prevent the Company from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Reimbursement Period; (D) during the COBRA Reimbursement Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; (F) the Participant’s rights pursuant to this Section 4(ii) shall not be subject to liquidation or exchange for another benefit; and (G) the monthly payments described in this subparagraph (ii) shall be taxable to the Participant and any applicable withholdings shall apply or such amounts shall be treated as imputed income to the Participant; and

(iii)                               payment for outplacement benefits provided by a service to be determined by the Company in its sole discretion up to a maximum of $25,000 during the 12 consecutive months following  the Date of Termination.  The amount of such expenses that are reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  The Participant’s right to reimbursement of expenses under this subsection (iii) shall not be subject to liquidation or exchange for another benefit.

Notwithstanding the foregoing, the Company shall be obligated to provide the Severance Benefits only if (A) within forty-five (45) days after the Date of Termination the Participant shall have executed a separation and release of claims/covenant not to sue agreement in a form acceptable to the Company (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement. For the avoidance of doubt, inclusion of the Participant’s Target Bonus in the calculation of Severance Benefits does not affect and is not in lieu of a Participant’s annual bonus opportunity for the year in which the Date of Termination occurs, which shall be determined in accordance with the Company’s annual short-term cash incentive plan as then in effect.

5. Non-Qualifying Termination. If a Participant’s status as an employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive the Severance Benefits, and the Company shall not have any obligation to such Participant under this Plan.

6. Section 409A.

6.1 General. It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  The Plan shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed.  Neither the Company nor its respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.

6.2 Definitional Restrictions. Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Plan by reason of the occurrence of the Participant’s separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such separation from service meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any amount upon a separation from service, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by subsection 6.3 below.

6.3 Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.  For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

6.4 Timing of Release.  Whenever in this Agreement a payment or benefit is conditioned on the Participant’s execution of a release of claims and covenant not to sue, the Company shall provide such release to the Participant promptly following the Date of Termination, and such release and covenant not to sue must be executed and all revocation periods shall have expired in accordance with terms set forth in the release, but in no case later than sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection 6.3 above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired.  If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

7. Termination Procedures. Any purported termination of a Participant’s employment shall be communicated by written Notice of Termination from the terminating party to the other party in accordance with Section 11 hereof. For purposes of this Section 8, a “Notice of Termination” shall mean (a) in the case of termination by the Company with Cause or by the Participant with Good Reason, a notice indicating (i) in reasonable detail the facts and circumstances giving rise to the determination that Cause or Good Reason exists, as applicable, and (ii) the effective date of the termination of employment (absent cure, as provided below and, in the case of termination by the Participant with Good Reason, in compliance with the time period set forth in Section 1.10 herein), and (b) in the case of all other terminations of employment, a notice indicating the effective date of the termination of employment, in each case, subject to any other contractual obligations that may exist between the Company and the Participant (the date specified in any such Notice of Termination, the “Date of Termination”). Notwithstanding the foregoing, in the case of a termination by the Participant with Good Reason, the Company shall have an opportunity to cure the circumstances giving rise to Good Reason within thirty (30) days after receipt of such Notice of Termination. If the Company fails to cure such circumstances, the Date of Termination shall be as specified in the Notice of Termination, notwithstanding such thirty (30) day cure period.

8. No Mitigation. No Participant shall be required to seek other employment or to attempt in any way to reduce or mitigate any benefits payable under this Plan and the amount of any such benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.

9. Successors.

9.1 Company Successors. This Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under this Plan.

9.2 Participant Successors. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant’s estate.

10. Notices. All communications relating to matters arising under this Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

Axiall Corporation

1000 Abernathy Rd. N.E. Ste#1200

Atlanta, GA  30328

Attention: Vice President, Human Resources

11. Claims Procedure.

11.1 A Participant may file with the Committee, in accordance with Section 10 above, a written claim for benefits under the Plan. The Committee shall, within a reasonable time not to exceed forty-five (45) days, unless special circumstances require an extension of time of not more than an additional forty-five (45) days (in which event a Participant will be notified of the delay during the first forty-five (45) day period), provide notice in writing to any Participant whose claim for benefits shall have been denied, delivered in accordance with Section 11 above, setting forth the following in a manner calculated to be understood by the Participant: (a) the specific reason or reasons for the denial; (b) specific reference to the provision or provisions of the Plan on which the denial is based; (c) a description of any additional material or information required to perfect the claim and, an explanation of why such material or information is necessary; and (d) information as to the steps to be taken in order that the denial of the claim may be reviewed.

11.2 If written notice of the denial of a claim has not been provided to a Participant, and such claim has not been granted within the time prescribed in Section 11.1 above (including any applicable extension), the claim for benefits shall be deemed denied.

11.3 A Participant whose claim for benefits shall have been denied in whole or in part pursuant to Section 11.2 above may, within sixty (60) days after either the receipt of the denial of the claim or from the time the claim is deemed denied (unless the notice of denial grants a longer period within which to respond), appeal such denial to the Company.  The Company shall provide a full and fair review of the appeal, and the Participant shall be afforded the opportunity to submit written comments, documents, records, and other information related to the claim.  The Participant may also, upon request, at this time review documents pertinent to his claim and may submit written issues and comments.

11.4 The Company shall notify a Participant of its decision within forty-five (45) days after an appeal is received, unless special circumstances require an extension of time of not more than an additional forty-five

(45) days (in which event a Participant will be notified of the delay during the first forty-five (45) day period). Such decision shall be given in writing in accordance with Section 11 above in a manner calculated to be understood by the Participant and shall include the following: (a) specific reasons for the decision; and (b) specific reference to the provision or provisions of the Plan on which the decision is based.

12. Code Section 280G.

12.1 Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Participant (whether payable or distributable pursuant to the terms of this Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”).  The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in subsection (b) below).  For purposes of this Section 12, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 12, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

12.2  All determinations required to be made under this Section 12, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that a Payment is due to be made, or such earlier time as is requested by the Company.  All fees and expenses of the Determination Firm shall be borne solely by the Company.  Any determination by the Determination Firm shall be binding upon the Company and the Participant.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 12 (“Underpayment”), consistent with the calculations required to be made hereunder.  The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

12.3  In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section  shall be of no further force or effect.

13. Miscellaneous.

13.1 No Right to Continued Service. Nothing contained in this Plan shall (i) confer upon any Participant any right to continue as an employee of the Company, (ii) constitute any contract of employment or agreement to continue employment for any particular period, or (iii) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

13.2 Termination and Amendment of Plan. The Committee may, in its sole discretion, terminate or amend this Plan by resolution at any time; provided that, following a Participant’s Qualifying Termination, no Plan termination or amendment shall adversely affect the rights of such Participant under the Plan without such Participant’s written consent.

13.3 Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any benefits payable under this Plan.

13.4 Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

13.5 Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Georgia without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control.

13.6 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

13.7 Captions. The captions contained in this Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

13.8 Expenses. The expenses of administering the Plan shall be borne by the Company.

13.9 Unfunded Plan. The Plan is intended to be an “unfunded” plan for severance benefits. Nothing contained in the Plan shall give the Participant any rights that are greater than those of a general unsecured creditor of the Company.

13.10 Non-Duplication of Benefits.  Notwithstanding anything to the contrary herein, any Participant that is or may become entitled to cash separation payments or benefits under any employment, consulting or severance agreement or other plan, program or arrangement of the Company, shall not be entitled to benefits under this Plan.

*         *         *

The foregoing is hereby acknowledged as being the Axiall Corporation Executive Officer and Key Employee Severance Plan as adopted by the Committee on December 9, 2013.

AXIALL CORPORATION

By:	/s/ Dean Adelman

Its:	Vice President — Human Resources

Plan Information

Name of Plan:	Axiall Corporation Executive Officer and Key Employee Severance Plan

Type of Plan:	The Plan is a benefit plan providing severance benefits to eligible employees.

Agent for Service of Legal Process:	General Counsel

Plan Year:	The Plan Year shall run from January 1 to December 31. This is also the year for purposes of determining Annual Base Salary.

Amendment and Termination:	The Company may amend the Plan at any time. This means the benefits of the Plan may be reduced, increased or changed, or the Plan may be terminated by the Company at any time.

Funding:	The funding method will be from the Company’s general assets.

Contributions:	The Company will pay all costs of the Plan.

Contract:	This Plan shall not be deemed to constitute an employment contract between you and the Company.

Exhibit A

Executive or Key Employee	Severance Factor

Chief Executive Officer	1.0
Executive Officer, other than Chief Executive Officer	1.0
Key Employee	1.0